Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2005 relating to the consolidated financial statements and of our report dated April 29, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Vital Images, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended by Form 10-K/A.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 20, 2005